SUBORDINATION AND INTERCREDITOR AGREEMENT

This Subordination and Intercreditor Agreement (“Agreement”) is made as of the 31day of January, 2008, by and between Arngrove Group Holdings Ltd., a company organized under the laws of England (“Arngrove”), and After All Limited, a company organized under the laws of England (“After All”; with Arngrove, collectively, the “Lenders”), on the one hand, and ForgeHouse, Inc., a Nevada corporation (“Publico”), and ForgeHouse LLC, a Georgia limited liability company (“ForgeHouse”; collectively with Publico, the “Borrowers”), on the other hand, with the record owners, and all persons or entities who acquire any ownership, control, voting, economic, or other rights therein (collectively, the “Preferred Stock Holders”), of the two million shares of Series A Preferred Stock (the “Preferred Stock”) of Publico currently issued and outstanding as specifically intended third-party beneficiaries of each of the terms, conditions, and obligations of the parties hereto.

WHEREAS, the Lenders previously advanced certain funds to ForgeHouse and, in connection with a transaction that resulted in ForgeHouse becoming a wholly-owned subsidiary of Publico (the “Transaction”), consented to the amendment, restatement, and supersession in whole of the then-extant promissory notes of ForgeHouse in their favor and the replacement thereof with a series of promissory notes in their favor of even date herewith (individually, a “Promissory Note” and, collectively, the “Promissory Notes”), wherein the Borrowers were the co-makers, which Promissory Notes evidenced the financial obligation of the Borrowers in favor of After All in the principal amount of $200,000.00 (the “After All Loan”) and in favor Arngrove in the principal amount of $1,200,000.00 (individually the “Arngrove Loan”; collectively, with the After All Loan, the “Loans”);

WHEREAS, in connection with the Transaction, the Preferred Stock Holders advised the Borrowers and the Lenders that, subject to, inter alia, the parties’ execution and delivery of this Agreement and their adherence to the terms hereof, the Preferred Stock Holders would accept Publico’s offer and purchase the Preferred Stock from Publico (as an indirect result of which purchase, the Lenders received an aggregate of US$240,000.00 from the Borrowers at or about concurrently with the Lenders’ execution and delivery of this Agreement); and

WHEREAS, each of the Lenders desires to memorialize its or his respective agreement concerning its or his respective interests in the Borrowers’ financial obligations memorialized by the Promissory Notes, as modified by this Subordination And Intercreditor Agreement.

NOW, THEREFORE, in consideration of the premises and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

1. Subordination Agreement. Each of the Lenders hereby acknowledges and agrees that all of its respective rights against the Borrowers to which such Lender may be entitled pursuant to the terms of its respective Promissory Note, the statutes and case law of any relevant jurisdiction, or otherwise shall be subordinate to the rights, privileges, and preferences of the Preferred Stock Holders, in their capacity as such, and each of the Borrowers hereby acknowledges such subordination by the Lenders and agrees not to engage in any conduct and to refrain from engaging in any conduct in derogation of such contractually superior rights of the Preferred Stock Holders. Set forth hereinbelow, by way of example and not of limitation, are certain of such subordination obligations of the Lenders.

(a) All principal, interest, and other payments under the Promissory Notes to the Lenders may be tendered when due, so long as, at each such date of payment, Publico is not then in default of any of its obligations under the rights, privileges, and preferences of the Preferred Stock, e.g., payment of accrued or declared and unpaid dividends or liquidation preference payments.

(b) In the event that any proceedings under the Bankruptcy Code are instituted by or against either of the Borrowers, or in the event of any assignment by either of them for the benefit of their respective creditors, Lenders shall assign to the Preferred Stock Holders any and all of their rights in, under, and related to the Promissory Notes.

(c) Each of the Lenders agrees not to sue upon, or to collect, or to receive payment of the principal or interest or other amount under its respective Promissory Note, and not to sell, assign, transfer, pledge, hypothecate, or encumber any such claim or claims except subject expressly to this Agreement, and not to enforce or apply any security now or hereafter existing therefor, nor to take any lien or security on any of Borrowers’ respective property, real or personal, so long as the rights, privileges and preferences of the Preferred Stock Holders remain extant.

(d) In the event of the appointment of any receiver for either Borrower’s respective business or assets, or any dissolution or winding up of the affairs of either Borrower: (a) said Borrower and any assignee, receiver or other person or persons in charge is hereby directed to pay to the Preferred Stock Holders the full amount of the Preferred Stock Holders’ liquidation preference and any accrued and unpaid dividends thereon, before making any payment of principal or interest to Lenders, and insofar as may be necessary for that purpose, each of the Lenders hereby assigns and transfers to the Preferred Stock Holders all security or the proceeds thereof, and all rights to any payments, dividends or other distributions, and (b) each of the Lenders hereby irrevocably constitutes and appoints the Preferred Stock Holders as the true and lawful attorney to act in its name and stead: (i) to file the appropriate subordinated claim or claims on behalf of each of the Lenders, if such Lenders do not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if the Preferred Stock Holders elect at their sole discretion to file such subordinated claim or claims and (ii) to accept or reject any plan of reorganization or arrangement on behalf of such Lenders, and to otherwise vote such Lender’s subordinated claim in respect of any indebtedness now or hereafter owing from Borrowers to the Lenders in any manner the Preferred Stock Holders deem appropriate for their own benefit and protection.

(e) On request of the holders of more than 50% of the then-outstanding Preferred Stock, each Lender shall deliver to the then-designated representative of the Preferred Stock Holders the original of any promissory note or other evidence of any existing or future indebtedness of Borrowers to any of the Lenders, and mark same with a conspicuous legend that reads substantially as follows:

“THIS PROMISSORY NOTE IS SUBORDINATED TO THE RIGHTS, PRIVILEGES, AND PREFERENCES OF THE HOLDERS OF THE MAKERS’ SERIES A PREFERRED STOCK AND MAY BE ENFORCED ONLY IN ACCORDANCE WITH THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT DATED JANUARY 31, 2008 AMONG THE HOLDER OF THIS PROMISSORY NOTE, AND OTHER SIMILARLY SITUATED PERSONS OR ENTITIES AND THE MAKERS HEREOF.”

(f) In the event that any payment or any cash or noncash distribution is made to any of the Lenders in violation of the terms of this Agreement, such Lender shall receive same in trust for the benefit of the Preferred Stock Holders, and shall forthwith remit it to the Preferred Stock Holders in the form in which it was received, together with such endorsements or documents as may be necessary to effectively negotiate or transfer same to the Preferred Stock Holders.

2. Intercreditor Agreement.

(a) Any and all interest and principal payments shall be paid by Borrower to After All in connection with the After All Loan and to Arngrove in connection with the Arngrove Loan.

(b) Pursuant to the terms of the Promissory Notes, After All shall have the right to collect any and all items (including, but not limited to, interest) due or collectible in connection with the After All Loan and Arngrove shall have the right to collect any and all items (including, but not limited to, interest) due or collectible in connection with the Arngrove Note.

(c) If either of the Lenders acquires any knowledge of any event of default under either of the Loans, then the party having such knowledge shall with reasonable promptness notify the other parties in writing and, thereafter, shall advise as to its proposed action, if any, to be taken in connection therewith.

(d) Any person, firm, or corporation (other than Borrowers or any other person obligated under the Loans) shall deal with After All as the sole owner of the After All Loan and shall deal with Arngrove as the sole owner of the Arngrove Loan.

(e)Lenders shall not, without the prior written consent of the Borrower, modify the interest rate under the Promissory Notes, or change any material terms thereof.

(f) Pursuant to the terms of the Promissory Notes, as limited by the terms hereof, Lenders may take such action upon any default under the Loans as Lenders deem necessary or advisable, including but not limited to, the selection of attorneys to be used in connection with any required action to protect their respective interests.

(g)Lenders may perform any duties hereunder by or through their respective agents, employees, or attorneys. Lenders shall have no duties or responsibilities except those expressly set forth in this Agreement. Neither Arngrove nor After All shall have a fiduciary relationship in respect of each other.

(h) Lenders shall not transfer or assign this Agreement or any rights hereunder, or any of the Promissory Notes, without: (1) the prior written consent of each of the others, and (2) the transferee or assignee becoming a party to this Agreement, thereby subordinating any and all interest in the applicable Promissory Note(s) to the rights, privileges, and preferences of the Preferred Stock Holders.

3. Term. This Agreement shall automatically terminate upon the earlier of the conversion of all of the Preferred Stock into shares of Borrowers’ common stock or the payment in full of both of the Promissory Notes.

4. Governing Law and Jurisdiction. This Agreement is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of New York, without regard to principles of conflict of laws. Any judicial proceeding brought by or against any party to this Agreement with respect to this Agreement shall be brought in any state court of New York or any federal court sitting in the State of New York, in either case sitting in the Borough of Manhattan, and, by execution and delivery of this Agreement, and by acceptance hereof, each of the parties hereto accept for themselves and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement. Each of the parties hereto hereby waive any claim or defense that any such forum is not convenient or proper.

5. Action by Written Consent. Any permitted or required action of the Preferred Stock Holders under this Agreement requires the written consent of the holders of more than fifty percent (50%) of the then-outstanding Preferred Stock.

6. Transfer. Neither this Agreement nor any of the Promissory Notes shall be transferred or assigned by any Borrower or Lender without: (1) the express written consent of the Preferred Stock Holders, and (2) the transferee or assignee of said Borrower or Lender becoming a party to this Agreement, thereby subordinating any and all interest in the respective Promissory Note(s) to the rights, privileges, and preferences of the Preferred Stock Holders. If the Preferred Stock Holders consent to any such transfer or, if notwithstanding the foregoing, such a transfer occurs, then the provisions of this Agreement shall be binding upon any and shall inure to the benefit of and be extended to any holder hereof. Except as expressly set forth herein, this Agreement shall be binding upon the heirs, successors, and assigns of the parties hereto.

[Signatures continued on following page.]

Dated: January 31, 2008

LENDERS:

ARNGROVE GROUP HOLDINGS LTD.,
a company organized under the laws of England

By:  /s/ BG Mileson

BG Mileson, its Director
AFTER ALL LIMITED, a company organized under the laws of England

By:  /s/ Bryan Irving

Bryan Irving, its  Director

BORROWERS:

FORGEHOUSE LLC, a Georgia limited liability company

By:	ForgeHouse, Inc., a Nevada corporation, its manager

By:	/s/ Alexander Man-Kit Ngan
Alexander Man-Kit Ngan, its Assistant Secretary

ForgeHouse, Inc., a Nevada corporation

By:	/s/ Alexander Man-Kit Ngan
Alexander Man-Kit Ngan, its Assistant Secretary